Amendment to Contract of Employment

between	HMT Management AG, Kreuzlingerstrasse 5, CH-8574 Lengwil (hereinafter referred to as “HMTM”)

and	Dr Andreas Bänziger, *********************************** (hereinafter referred to as “AB”)

Appointment and job description
The contract of employment in existence since 01.01.02 between AB and HMT Holding AG is hereby taken over by this amendment on 01.08.02 by HMTM.

All other amendments are declared to be invalid as to 01.08.02, particularly the amendment concerning the option to acquire shares of HMT Holding AG and the amendment to the option plan for the Executive Team of earlier date.

The function of AB as CEO of the HMT Group remains unaffected thereby.

Commencement and term of contract
This amendment shall come into force on 01.08.02.

Salary and profit-sharing
The new agreed basic salary shall be CHF 408,000 gross per annum, payable in 12 equal instalments. Additional profit-sharing shall not be guaranteed. This shall be paid in the form of participation in HMTM, and the rules for the same have been laid down in the Shareholder Commitment Agreement between the shareholders of HMTM dated 29.07.02.

Participation in capital of HMTM
The participation in the capital of HMTM since the foundation of the company on 25.07.02 is 20%. The outline conditions for the same have been laid down in the above-mentioned Shareholder Commitment Agreement.

Insurance and pension
Unless otherwise agreed, the company shall insure the employee as provided for by law.

AB has been insured via the pension fund of HMTM as per the pension regulations. The employer’s contribution of the premiums for the same shall be 70%, and the employee’s contribution shall be 30%.

Company		Employee

Place & Date Lengwil,	29.7.02	Place & Date (illegible)
29.07.02

(Signature)	(Signature)	(Signature)
Patrick Häberlin Chairman of the Board of Directors	Dr med. Andreas Bänziger CEO	Dr med. Andreas Bänziger

Lengwil, 01.08.02